NEWS RELEASE

For Immediate Release

January 18, 2005

For Further Information Contact:

Craig Stilwell, Executive Vice President

(304) 769-1113

City Holding Company Hires New Senior Vice President and Controller

Charleston, West Virginia -- City Holding Company, "the Company" (NASDAQ:CHCO), a $2.2 billion bank holding company headquartered in Cross Lanes, has announced the appointment of David L. Bumgarner as Senior Vice President and Controller.

Most recently, David served as Audit Senior Manager at Arnett & Foster, P.L.L.C., in Charleston, the largest public accounting and consulting firm in West Virginia. Prior to that, he served as Assistant Controller/Director of Accounting at Eastern States Oil & Gas, Inc., also in Charleston.

David is a lifelong resident of the Kanawha Valley and resides in Scott Depot with his wife, Sheila, and their three children. He is a graduate of West Virginia University and is a licensed CPA.

Charles (Skip) Hageboeck, CFO of City Holding Company, stated, "We are delighted that David has chosen to join City's team. His strong record of achievement and broad level of experience make him a tremendous asset to our company and our shareholders as we look forward to continued growth."

City Holding Company is the parent company of City National Bank of West Virginia which operates 56 banking offices across West Virginia and southern Ohio. In addition to the Bank, City National Bank operates CityInsurance Professionals, an insurance agency offering a full range of insurance products and services.